Exhibit 5.1

[Wisconsin Electric Letterhead]

December 11, 2012

Wisconsin Electric Power Company

231 West Michigan Street

Milwaukee, WI 53203

Ladies and Gentlemen:

As Counsel of Wisconsin Electric Power Company, a Wisconsin corporation (the “Company”), I am providing this opinion in connection with (a) the registration under the Securities Act of 1933, as amended, pursuant to the Registration Statement on Form S-3 (File No. 333-172511), which was declared effective on March 10, 2011 (the “Registration Statement”), of $1,150,000,000 of the debt securities of Wisconsin Electric Power Company, a Wisconsin corporation (the “Company”), and (b) the authorization and issuance by the Company of $250,000,000 aggregate principal amount of the Company’s 3.65% Debentures due December 15, 2042 (the “Debentures”) under an Indenture, dated as of December 1, 1995 (the “Indenture”), between the Company and U.S. Bank National Association (successor to Firstar Trust Company), as trustee (the “Trustee”), and Securities Resolution No. 12 under the Indenture.

In the capacity described above, I have examined (i) the Registration Statement; (ii) the Company’s Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Indenture; (iv) the form of the Debentures; (v) Securities Resolution No. 12 establishing the terms of the Debentures; (vi) the Underwriting Agreement, dated December 5, 2012 (the “Underwriting Agreement”), between the Company and the several Underwriters named in Schedule A thereto providing for the issuance and sale of the Debentures to the Underwriters; (vii) resolutions of the Board of Directors of the Company; (viii) the order of the Public Service Commission of Wisconsin (the “PSCW”) authorizing the issuance of the Debentures and the terms thereof; and (ix) such other documents, and such matters of law, as I have deemed necessary or appropriate for the purposes of this opinion. Upon the basis of that examination, I am of the opinion that:

1. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

2. The Debentures have been duly authorized by the Company and the PSCW and (assuming due authentication thereof by the Trustee in accordance with the provisions of the Indenture), when executed and delivered pursuant to the Underwriting Agreement for the consideration provided therein, will have been duly executed, issued and delivered by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and will be entitled to the benefits of the Indenture.

I am a member of the bar of the State of Wisconsin and do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the laws of the State of Wisconsin.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Registration Statement through its filing as an exhibit to a Current Report on Form 8-K filed by the Company and incorporated by reference therein. I also consent to the reference to my name under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement and in the preliminary prospectus supplement and the prospectus supplement, both dated December 5, 2012, relating to the Debentures. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Joshua M. Erickson
Joshua M. Erickson
Counsel